Exhibit 10.12

February 24, 2012

Mr. Gary Zamieroski

266290 Campbell Court

Stevenson Ranch, CA 91381

Dear Gary,

I am pleased to offer you the position of Vice President of Global Sales and Marketing and Chief Marketing Officer. Please note this offer supersedes the letter dated February 22nd, 2012. In this capacity, you will be located in our headquarters in Portland, Oregon and report directly to Udo Rieder. Note that this offer is contingent upon a background check and a pre-employment drug screen. The details of this offer are described below:

•                  A starting base salary of $8, 462 bi-weekly which is equivalent to $220,000 annually.

•                  Target start date of March 05, 2012.

•                  A target bonus in the amount of 40% of your base salary (or $88,000), based on meeting certain pre-determined company financial objectives. The target bonus will be prorated from your start date in 2012. This payout will occur at the time that bonuses are calculated and eligible for payout based on final audited results of the company. All bonus payouts are subject to final approval by the Company’s Board of Directors.

•                  An award of restricted stock representing (0.373%) of the common stock of the company subject to the company’s implementation of an equity incentive plan. The stock award will be subject to a five-year vesting period in equal installments, with the first installment vesting one year after the award date of such restricted stock and subject to you still being employed on any vesting date. The details of this award will be outlined in a stock grant agreement to be entered into by you and the company.

•                  Assistance will be provided to off-set the costs of commuting from the Los Angeles area to Portland. Erickson will provide three months of temporary housing and round trip air travel will be paid for and arranged for a total of three trips (coach class airfare) for you and your family.

•                  Erickson will arrange for the shipping of your household goods and personal effects from your residence in California to Portland, Oregon. Erickson will also reimburse for reasonable closing costs involved in the sale of your home in California. This benefit must be utilized within one year from your hire date.

•                  Erickson will provide you with a resettlement allowance in the amount of $20,000 to assist you with some of the cost involved in relocating to the Portland area. This allowance will be subject to normal tax withholding and will be made payable to you after 30 days of employment with the

3100 WILLOW SPRINGS ROAD • P.O. BOX 3247 • CENTRAL POINT, OR 97502 • (541) 664-5544 • FAX (541) 664-2312

www.ericksonaircrane.com

Company. This payment will be subject to the terms and conditions in the resettlement allowance agreement attached hereto as Appendix A.

•                  As an Erickson employee you will have the ability to participate in the company’s Medical, Dental, Vision Health insurance, Disability and Life Insurance programs and in the Company’s 401(k) plan.

•                  You will receive two weeks of accrued vacation upon your start date, and standard vacation accrual of 80 hours for your first year of employment. At the start of your second year with the Company your vacation will follow the standard accrual schedule for exempt employees.

•                  Your employment shall be “at-will” and may be terminated by you or by the company with or without Cause and with or without prior notice at any time, and without severance. Notwithstanding the foregoing, in the event of a “change of control” of the Company, we will compensate you with a severance payment in an amount equal to nine months of your base salary, and the company will continue to pay your medical benefits under the standard terms and conditions offered to the Company’s employees for the duration of your severance. “Cause” will be defined in your employment agreement but shall include without limitation, concepts such as fraud, dishonesty, neglect in the performance of your duties, disparagement of or injury to the company, harassment or discrimination, violation of company policies, and misconduct.

I will send you the detailed employee benefits information described above. I would be pleased to answer any questions you may have regarding this offer. You can reach me at 541-665-6163. We look forward to your acceptance of our offer.

Very truly yours,

/s/ Yolanda Haynes
Yolanda Haynes
Human Resources Manager
Erickson Air-Crane Incorporated

********************************************

I accept the employment offer under the terms set forth above:

/s/ Gary Zamieroski	24 Feb 2012
Gary Zamieroski	(date)

APPENDIX A

Resettlement Allowance Agreement:

Erickson Air-Crane, Inc. (“Erickson”) will provide as part of its offer of employment a lump-sum payment of $20,000, to offset the costs involved in relocating to the Portland area (the “Allowance”). The Allowance will be paid to you after 30 days of employment with Erickson. The Allowance will be included as gross income and will treated by Erickson as taxable wages, subject to withholding of all applicable taxes.

I, Gary Zamierowski, agree to reimburse Erickson if, prior to the completion of six (6) months of service, my employment terminates for any reason. The reimbursement amount payable to Erickson will be calculated on a pro-rated basis.

I hereby certify my acceptance of this Resettlement Allowance Agreement and I agree that in the event of my termination prior to the completion of six (6) months of service, I will allow the company to withhold the pro-rated lump sum payment from my final paycheck.

Name:	Gary Zamieroski
Signature	/s/ Gary Zamieroski	Date	2/24/12
Witness:	[ILLEGIBLE]	Date	2/24/12